Media General Inc., PO Box 85333, Richmond, VA 23293-0001  804/649-6748  www.mediageneral.com

FOR IMMEDIATE RELEASE
Thursday, January 29, 2009

Media General Reports December 2008 Revenues

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today announced that total company revenues in December 2008 were $56.1 million compared with $68 million in December 2007.  The year-over-year decrease of 17.5 percent was attributable to lower Publishing Division and Broadcast Division revenues, which declined 15.4 percent and 23.9 percent, respectively.  Interactive Media Division revenues grew 17.1 percent, reflecting a 37.6 percent increase in Local online advertising in addition to the revenues of DealTaker.com, the company’s new shopping site, acquired on March 31, 2008.

Publishing Division

Publishing Division total revenues, excluding Florida, were down 14.6 percent in December.  Revenues in Virginia and North Carolina decreased 16.2 percent and 15.4 percent, respectively.  In Alabama, revenues decreased 7.3 percent, as the Classified decline was not as sharp as in other markets.  In South Carolina, revenues declined just 4.7 percent, mostly due to the positive impact of revenues from a new weekly newspaper acquired on March 31, 2008.

Classified advertising revenues in December decreased $3.5 million, or 36.9 percent, reflecting reductions in all markets, but more significantly in the company’s three metro newspaper markets.  In the company’s metro markets combined, employment revenues decreased 62.7 percent, real estate advertising revenues decreased 46.5 percent, and automotive revenues declined 44.9 percent.  These reductions were partially offset by increased legal Classified revenues, reflecting a large number of real estate foreclosures.

Retail advertising revenues declined $2.5 million, or 12.7 percent, due to lower spending in all markets across several key categories.  National advertising revenues decreased $190,000, or 6.6 percent, and reflected declines in Tampa and Winston-Salem.

Circulation revenues increased $280,000, or 5.7 percent, reflecting Daily single-copy and home-delivery price increases in a number of markets.

Broadcast Division

Broadcast gross time sales decreased $6.1 million, or 22.9 percent, reflecting weak advertising in most markets.  Local time sales decreased $2.7 million, or 16.5 percent, and National time sales declined $2.6 million, or 26.5 percent.  Lower spending in the automotive, furniture store and grocery store categories drove the decline in both Local and National transactional advertising.  Political advertising was nominal for December and decreased $900,000 from the same month last year.

Interactive Media Division

Interactive Media Division revenues rose 17.1 percent, driven by a 37.6 percent increase in Local advertising and strong holiday revenues from DealTaker.com.  Local advertising growth was generated by an increased focus on online-only sales, staffing and training.

National/Regional advertising declined 38.9 percent, mostly as result of reduced spending in Florida.  While online Classified advertising decreased 16.9 percent overall, an increase in employment liner advertising through participation in the Yahoo!HotJobs partnership and higher rates helped mitigate the shortfall.

DealTaker.com generated strong revenues during December, and its page views rose 61 percent and unique visitors more than doubled compared with the same period last year.

Media General’s total online audience growth continued in December, driven by continuous news and new local entertainment offerings on the company’s sites.  Page views were up 9.3 percent, visitor sessions increased 23.6 percent, and unique visitors rose 29.1 percent.

Publishing    •    Broadcast    •    Interactive Media

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Media General Inc., PO Box 85333, Richmond, VA 23293-0001  804/649-6748  www.mediageneral.com

Consistent with current industry practice, Media General is discontinuing monthly revenues reports.  The company believes that it is more meaningful to report revenues on a quarterly basis and in conjunction with expenses and profit performance, especially in these times of economic uncertainty and market volatility.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms.  The company serves markets primarily in the Southeastern United States.  Media General publishes 24 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 19 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

Publishing    •    Broadcast    •    Interactive Media

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MEDIA GENERAL, INC.
Revenues and Page Views For the Period Ended December 28, 2008

	December			Year-to-Date
	2008	2007	% Change	2008	2007	% Change

Revenues (000)
Publishing	$32,940	$38,937	(15.4)%	$443,334	$531,506	(16.6)%
Broadcast	20,545	27,015	(23.9)%	324,689	338,384	(4.0)%
Interactive Media	3,133	2,676	17.1%	38,668	35,883	7.8%
Eliminations	(505)	(606)	16.7%	(6,657)	(6,997)	4.9%
Total Revenues	$56,113	$68,022	(17.5)%	$800,034	$898,776	(11.0)%
Discontinued Operations[1]	$561	$2,928	(80.8)%	$21,939	$39,240	(44.1)%

Selected Publishing Revenues by Category (000)

Classified	$5,931	$9,397	(36.9)%	$122,845	$179,671	(31.6)%
Retail	17,104	19,599	(12.7)%	202,124	225,728	(10.5)%
National	2,699	2,890	(6.6)%	31,515	38,357	(17.8)%
Other	1,026	939	9.3%	6,568	6,738	(2.5)%
Total Advertising	$26,760	$32,825	(18.5)%	$363,052	$450,494	(19.4)%
Circulation	$5,136	$4,859	5.7%	$64,526	$64,970	(0.7)%

Broadcast Time Sales (gross) (000)
Local	$13,495	$16,171	(16.5)%	$194,534	$213,092	(8.7)%
National	7,101	9,659	(26.5)%	104,055	130,801	(20.4)%
Political	69	973	(92.9)%	38,124	6,774	---
Total Time Sales	$20,665	$26,803	(22.9)%	$336,713	$350,667	(4.0)%

Online Total Page Views (000)
Total Web Sites (less discontinued operations)	52,205	47,766	9.3%	750,371	675,833	11.0%
(Excluding Advertising Services)

Notes: All data are subject to later adjustment.

1 Discontinued operations include the following TV Stations:  WMBB in Panama City, Florida; KALB/NALB in Alexandria, Louisiana;WNEG in Toccoa, Georgia; WTVQ in Lexington, Kentucky and WCWJ in Jacksonville, Florida.

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